Exhibit 99.1

P R E S S     R E L E A S E

RELEASE DATE:	CONTACT:

April 16, 2013	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES

FIRST QUARTER EARNINGS

Ellwood City, Pennsylvania, April 16, 2013 – ESB Financial Corporation (Nasdaq: ESBF), the parent company of ESB Bank, today announced earnings of $0.21 per diluted share on net income of $3.7 million for the quarter ended March 31, 2013 as compared to earnings of $0.22 per diluted share on net income of $3.8 million for the quarter ended March 31, 2012. The Company’s annualized return on average assets and average equity were 0.78% and 7.62%, respectively, for the quarter ended March 31, 2013, as compared to 0.77% and 8.20%, respectively at March 31, 2012.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The Board of Directors, senior management and I are pleased with the earnings for the quarter ended March 31, 2013. As interest rates remained extraordinarily low, we, like most banks, experienced more pressure to our net interest margin, which decreased to 2.55% for the quarter ended March 31, 2013 as compared to 2.65% for the same quarter last year. The effect to the margin was mitigated by our overall deposit growth for the quarter of $28.8 million, or 2.4%, when compared to December 31, 2012. This growth, consisting primarily of low cost core deposits, combined with a decrease in borrowed funds of approximately $46.6 million, or 8.8%, when compared to December 31, 2012, has fueled the improvement in our cost of funds which decreased 20 basis points to 1.47% when compared to 1.67% for the year ended December 31, 2012, and has contributed towards our ability to manage the net interest margin”. Ms. Zuschlag concluded by stating, “Management will continue to manage the Bank’s operations in a very challenging market and interest rate environment in a manner that will provide a sound investment return to our shareholders, while we continue to pursue profitable growth opportunities.”

Net income for the first quarter of 2013, as compared to the first quarter of 2012, decreased by $71,000, or 1.9%, due to a decrease in net interest income after provision for loan losses of $696,000 and an increase in the net income attributable to the noncontrolling interest of $108,000, partially offset by an increase in non-interest income of $190,000 and decreases to non-interest expense and provision for income taxes of $509,000 and $34,000, respectively.

Press Release

April 16, 2013

The $696,000 decrease in net interest income after provision for loan losses for the first quarter of 2013 was due to a $2.4 million, or 13.0%, decrease in interest income, partially offset by a $1.7 million, or 21.6%, decrease in interest expense, and a $50,000, or 25.0%, decrease in provision for loan losses.

The $190,000 increase in noninterest income for the quarter ended March 31, 2013 was primarily due to an increase in income from real estate joint ventures of $158,000, as well as a net realized gain on derivatives of $15,000, as compared to a loss of $131,000 for the quarter ended March 31, 2012, which resulted in an increase between the quarters of $146,000. These increases were offset by a decrease of $110,000 in fees and service charges. The $509,000 decrease in noninterest expense was primarily related to decreases in other expenses, federal deposit insurance premiums, amortization of intangible assets and data processing of $453,000, $99,000, $20,000 and $10,000, respectively, partially offset by an increase in compensation and employee benefits of $72,000. The decrease in other expenses was primarily due to a decrease in the losses and operating costs of the Company’s REO properties.

The Company’s total assets decreased by $15.5 million, or 0.8%, during the quarter to $1.91 billion at March 31, 2013 from $1.93 billion at December 31, 2012. This decrease resulted primarily from decreases in securities available for sale, accrued interest receivable, premises and equipment, real estate acquired through foreclosure, real estate held for investment, intangible assets and prepaid expenses and other assets of $24.1 million, or 2.2%, $125,000, or 1.6%, $273,000, or 1.9%, $15,000, or 0.6%, $418,000, or 4.2%, $50,000, or 16.6%, and $1.0 million, or 15.2%, respectively. These decreases were offset by increases in cash and cash equivalents, loans receivable, FHLB Stock, bank owned life insurance and securities receivable of $78,000, or 0.5%, $9.2 million, or 1.4%, $504,000, or 3.3%, $156,000, or 0.5%, and 632,000, or 49.5%, respectively. Total non-performing assets increased to $10.3 million at March 31, 2013 compared to $10.0 million at December 31, 2012 and non-performing assets to total assets were 0.54% at March 31, 2013, compared to 0.52% at December 31, 2012. Total non-performing assets increased primarily due to an increase in non-performing mortgage loans. The Company’s total liabilities decreased $16.1 million, or 0.9%, to $1.72 billion at March 31, 2013. Total stockholders’ equity increased $599,000, or 0.3%, to $195.4 million at March 31, 2013, from $194.8 million at December 31, 2012. The increase to stockholders’ equity was primarily the result of increases in retained earnings of $2.3 million, or 2.5%, and decreases in treasury stock of $139,000, or 0.7%, and unearned employee stock ownership plan shares of $257,000, or 8.2%, partially offset by a decrease in accumulated other comprehensive income of $1.9 million, or 7.7%. Average stockholders’ equity to average assets was 10.19%, and book value per share was $8.47 at March 31, 2013 compared to 9.67% and $8.30, respectively, at December 31, 2012.

The basic net income, diluted net income and book value per share amounts have been adjusted to reflect the six-for-five stock split in the Company’s common stock declared April 16, 2013 for stockholders of record May 3, 2013. The stock split will be paid May 17, 2013.

ESB Financial Corporation is the parent holding company of ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF.” We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations.

Press Release

April 16, 2013

ESB FINANCIAL CORPORATION AND SUBSIDIARIES

Financial Highlights

(Dollars in Thousands - Except Per Share Amounts)

(unaudited)

OPERATIONS DATA:
	Three Months
	Ended March 31,
	2013	2012
Interest income	$16,427	$18,870
Interest expense	6,176	7,873
Net interest income	10,251	10,997
Provision for loan losses	150	200
Net interest income after provision for loan losses	10,101	10,797
Noninterest income	1,913	1,723
Noninterest expense	7,213	7,722
Income before provision for income taxes	4,801	4,798
Provision for income taxes	811	845
Net income before noncontrolling interest	3,990	3,953
Less: Net income attributable to noncontrolling interest	276	168
Net income attributable to ESB Financial Corporation	$3,714	$3,785

Net income per share:
Basic (1)	$0.21	$0.22
Diluted (1)	$0.21	$0.22

Net interest margin	2.55%	2.65%
Annualized return on average assets	0.78%	0.77%
Annualized return on average equity	7.62%	8.20%

FINANCIAL CONDITION DATA:

	As of:
	03/31/13	12/31/12
Total assets	$1,912,132	$1,927,614
Cash and cash equivalents	15,142	15,064
Total investment securities	1,086,629	1,110,776
Loans receivable, net	681,273	672,086
Customer deposits	1,206,843	1,178,057
Borrowed funds (includes subordinated debt)	484,314	530,949
Stockholders' equity	195,399	194,800
Book value per share (1)	$7.06	$6.92

Average equity to average assets	10.19%	9.67%
Allowance for loan losses to loans receivable	0.96%	0.97%
Non-performing assets to total assets	0.54%	0.52%
Non-performing loans to total loans	1.09%	1.07%

(1)	The basic net income, diluted net income and book value per share have been adjusted to reflect the six-for-five stock split declared April 16, 2013 for stockholders of record on May 3, 2013. The split will be paid on May 17, 2013.